Exhibit 11.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

April 27, 2021

Board of Directors

Fisher Wallace Laboratories, Inc.

We hereby consent to the inclusion in the Offering Circular (or other documents) filed under Regulation A tier 2 on Form 1-A or 1-K of our reports dated April 19, 2021, with respect to the consolidated balance sheets of Fisher Wallace Laboratories, Inc. as of December 31, 2020 and 2019 and the related consolidated statements of operations, shareholders’ equity/deficit and cash flows for the calendar years ended December 31, 2020 and 2019 and the related notes to the financial statements.

/s/ IndigoSpire CPA Group

IndigoSpire CPA Group, LLC

Aurora, Colorado

April 27, 2021